                  Exhibit 99.1

                                                                                                                        News

For Immediate Release                                                                                                                           Contact:
March 11, 2011                                                                                                                          Rick B. Honey
                           (212) 878-1831

MINERALS TECHNOLOGIES APPOINTS HAN SCHUT TO HEAD
THE COMPANY’S REFRACTORIES OPERATION
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NEW YORK, March 11—Minerals Technologies Inc., (NYSE: MTX) announced today that it has appointed Han Schut, Regional Vice President—Europe, Minerals Technologies, to Vice President and Managing Director of Minteq International Inc. Mr. Schut will succeed William J. S. Wilkins, who is leaving the company to pursue other interests after serving as Senior Vice President and Managing Director of Minteq since 2007. Mr. Schut will become an officer of Minerals Technologies Inc. and will join the company’s senior management team. Minteq International Inc. is supplier of engineered refractory lining systems, metallurgical wire products, calcium products and refractory measurement systems.
“Han Schut has the necessary international business expertise, as well as experience within our Refractories business, to step into this role and continue to execute Minteq’s worldwide growth and performance strategies,” said Joseph C. Muscari, Chairman and Chief Executive Officer.
Han Schut joined Minerals Technologies Inc. in 2004 as Director of Finance—Europe. In 2006, he was named Vice President, Minteq—Europe including Middle East and Africa. In 2008, he was given additional responsibilities for India. Before joining Minerals Technologies, Mr. Schut’s career included positions of increasing responsibility with Royal Philips Electronics and Royal FrieslandCampina—DMV International, where he served as Director of Finance for DMV Nutritionals\Campina—USA and General manager of Campina’s feed business.
Han Schut holds a Masters of Science in Econometrics and Management Science from Erasmus University in Rotterdam, the Netherlands, and is a graduate of the University of Rochester’s Executive MBA program in Rochester, N.Y.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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